                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       COMPUTER TASK GROUP, INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       COMPUTER TASK GROUP, INCORPORATED
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:______

     (2) Aggregate number of securities to which transaction applies:_________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):___________

     (4) Proposed maximum aggregate value of transaction:_____________________

     (5) Total fee paid:______________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:______________________________________________

     (2) Form, Schedule or Registration Statement No.:________________________

     (3) Filing Party:________________________________________________________

     (4) Date Filed:__________________________________________________________

[CTG LOGO]
                              COMPUTER TASK GROUP,
                                  INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 26, 1995

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of COMPUTER TASK GROUP, INCORPORATED will be held at our Corporate Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, April 26, 1995, at 10:00 a.m. for the following purposes:

          1. To elect three Class I directors to hold office until the 1997 annual meeting of shareholders and until their successors are elected and qualified.

          2. To consider and act upon a proposal to amend the Company's 1991 Employee Stock Option Plan (i) to increase the number of shares of the Company's Common Stock available for options under the plan by 500,000 to 1,000,000 shares; (ii) to provide for an initial one-time grant of a stock option covering 5,000 shares of Common Stock to new outside directors;
     (iii) to enable the Compensation Committee to set the option exercise price for nonqualified stock options at other than the fair market value; and
     (iv) to make such other amendments described herein.

          3. To take action upon and transact any other business properly brought before said meeting or any adjournment or adjournments thereof.

     In accordance with the provisions of the By-laws, the record of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof has been taken at the close of business on March 15, 1995.

Dated:  Buffalo, New York
        March 27, 1995
                                          By Order of the Board of Directors,

                                          Joseph G. Makowski

                                          Joseph G. Makowski
                                            Secretary

                              COMPUTER TASK GROUP,
                                  INCORPORATED

                                PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are being mailed on or about March 27, 1995, in connection with the solicitation by the Board of Directors (Board) of Computer Task Group, Incorporated (Company or CTG) of proxies to be voted at the annual meeting of shareholders on April 26, 1995, and all adjournments thereof. The mailing address of the Company's principal executive office is 800 Delaware Avenue, Buffalo, New York 14209.

     Each share is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy. When proxies in the accompanying form are returned properly executed, the shares represented thereby will be voted at the meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Proxies submitted with abstentions and broker non-votes will be counted in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the votes cast on proposals submitted to shareholders.

     The close of business on March 15, 1995 has been fixed by the Board as the record date for the determination of shareholders entitled to vote at the meeting. On that date, the Company had outstanding and entitled to vote 10,008,824 shares of Common Stock, par value $.01 per share (Common Stock). Except as otherwise provided by law, the holders of shares of the Common Stock vote as one class for the election of directors of the Company and on all other matters submitted to a vote of the shareholders of the Company.

                             ELECTION OF DIRECTORS

     At the annual meeting of shareholders, in accordance with the Company's Certificate of Incorporation and By-laws, three (3) persons are to be elected to the Board of Directors of the Company as Class I directors to hold office until the 1997 annual meeting of shareholders and until their successors are elected and qualified.

     It is intended that shares represented by properly executed proxies will be voted, in the absence of contrary instructions, in favor of the election of the following nominees as Class I directors - Gale S. Fitzgerald, Paul W. Joy and Randolph A. Marks. Messrs. Joy, Marks and Campbell are presently Class I directors of the Company. David N. Campbell, who retired as Chairman and Chief Executive Officer of the Company on September 26, 1994, is not standing for re-election. Pursuant to the Company's By-laws, each of the classes of directors are required to have at least three (3) directors or such lesser number as may be permitted by law and be as nearly equal in number as possible. Accordingly, Ms. Fitzgerald has been nominated to become a Class I director and will resign as a Class II director immediately following her election as a Class I director. Exclusive of Ms. Fitzgerald, the current Class II directors of the Company whose terms of office extend until the 1996 annual meeting of shareholders and until their successors are elected and qualified are G. David Baer, George B. Beitzel and Richard L. Crandall.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
                         NOMINEES FOR CLASS I DIRECTORS

     If any of those nominated should not continue to be available for election, it is intended that the shares represented by the accompanying form of proxy will be voted for such other person or persons as the Board shall designate. No circumstances are presently known which would render any nominee named herein unavailable for election.

     The following information about the Company's directors relating to their principal occupations or employment, name and principal business of the corporation or other organization in which such occupation or employment is carried on, and other affiliations has been furnished to the Company by the respective directors.

Gale S. Fitzgerald          Chairman and Chief Executive Officer of the Company since October
  (Class II)                1994. Ms. Fitzgerald joined the Company in May 1991 as Senior
  Age 44                    Vice President responsible for the Company's Northeastern United
  Director since            States and Canadian operations and was promoted to President and
  July 1993                 Chief Operating Officer on July 1, 1993. Prior to joining the
                            Company, Ms. Fitzgerald was Vice President, Professional Services
                            at International Business Machines Corporation, where she had worked for 18 years in various management positions.

G. David Baer               Co-founder of the Company, Executive Vice President since June
  (Class II)                1988. From March 1986 until June 1988, Mr. Baer was an
  Age 59                    independent business consultant. Prior to his temporary
  Director since 1966       retirement in March 1986, he was an Executive Vice President of
                            the Company since June 1979. Prior to that date, he was a Vice
                            President and Treasurer of the Company from the time of its organization in 1966.

Paul W. Joy                 Mr. Joy is an independent business consultant. From 1985 to
  (Class I)                 August 1990, he served as Vice Chairman of the Board of American
  Age 71                    Brass Company.
  Director since 1982

Randolph A. Marks           Co-founder of the Company, independent business consultant. From
  (Class I)                 1985 to September 1990, Mr. Marks served as Chairman of the Board
  Age 59                    of American Brass Company. Mr. Marks is a director of Pratt &
  Director since 1966       Lambert, Inc., a manufacturer of paint products, and of Marine
                            Midland Bank, Western New York Region. Mr. Marks was engaged by the Company as a consultant from March 1984 until his retirement from the Company in December 1985. Prior to March 1984, Mr. Marks
                            served as Chairman of the Board and Chief Executive Officer of
                            the Company commencing in June 1979, and prior thereto as
                            Chairman of the Board and President of the Company from the time of its organization in 1966.

Richard L. Crandall         Chairman of the Board of Directors of Comshare, Inc., a computer
  (Class II)                software and services company. Mr. Crandall served as the
  Age 51                    President and Chief Executive Officer of Comshare from 1969 to
  Director since            1994.
  July 1993

George B. Beitzel           Mr. Beitzel has been an independent business consultant since his
  (Class II)                retirement from International Business Machines Corporation in
  Age 66                    1987 where he served as Senior Vice President. Mr. Beitzel joined
  Director since            IBM in 1955 as a sales representative and was a member of IBM's
  January 1994              board of directors from 1972 until 1985. He is a director of
                            Bankers Trust Company, FlightSafety International, Inc., a
                            provider of aviation training skills, Phillips Petroleum Company,
                            Phillips Gas Company, Roadway Services, Inc., a transportation and freight company, Rohm and Haas Company, a manufacturer of plastic materials, Xillix Technologies Corp., a manufacturer and distributor of computer imaging systems, The Colonial
                            Williamsburg Foundation, a colonial restoration museum and hotel complex, and TIG Holdings, Inc., a property and casualty
                            insurance holding company.

David N. Campbell           Mr. Campbell is the former Chairman and Chief Executive Officer
  (Class I)                 of the Company, a position he held from March 1984 through
  Age 53                    September 1994. Mr. Campbell is a director of National Fuel Gas
  Director since 1970       Company, Gibraltar Steel Corporation, First Empire State
                            Corporation, a bank holding company, and Dunlop Tire Corporation.
                            He is also the regional vice chairman of The Business Council of
                            New York State, Inc. and a director of the New York State Science and Technology Foundation, chairman of the Roswell Park Cancer
                            Institute Community Council, director of the Greater Buffalo
                            Partnership, member of the University Council of the State
                            University of New York at Buffalo, and a trustee of Niagara
                            University.

               SECURITY OWNERSHIP OF THE COMPANY'S COMMON SHARES
                 BY CERTAIN BENEFICIAL OWNERS AND BY MANAGEMENT

  Security Ownership of Certain Beneficial Owners.

     As of March 15, 1995, the following persons were known by the Company to be the beneficial owners of more than five percent of Common Stock. The following table shows the nature and amount of their beneficial ownership.

                                                                    AMOUNT AND
                                     NAME AND ADDRESS                NATURE OF        PERCENT
     TITLE OF CLASS                OF BENEFICIAL OWNER             OWNERSHIP(1)       OF CLASS
- -------------------------   ----------------------------------    ---------------    ----------
Common Stock.............   Thomas R. Beecher, Trustee                1,770,200         17.7%
                            CTG Stock Employee
                            Compensation Trust
                            200 Theater Place
                            Buffalo, NY 14202

Common Stock.............   Brinson Holdings, Inc.                      807,800(2)       8.1%
                            209 South LaSalle Street
                            Chicago, IL 60604

Common Stock.............   Rockefeller & Co., Inc.                     632,565(3)       6.3%
                            30 Rockefeller Plaza
                            New York, NY 10112

- ---------------

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission (SEC). Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

(2) Amount indicated includes beneficial ownership of 343,586 shares owned by Brinson Partners, Inc. (BPI) and 464,214 shares owned by Brinson Trust Company (BTC). BTC is a wholly-owned subsidiary of BPI, and BPI is a wholly-owned subsidiary of Brinson Holdings, Inc. BPI and BTC have sole voting and investment power with respect to the shares indicated.

(3) Rockefeller & Co., Inc. (Rockefeller) is an investment manager representing three limited partnerships each of which owns less than 5% of the Company's Common Stock. Each limited partnership has executed an investment management agreement granting Rockefeller the right to exercise full discretion with respect to all matters relating to the stock of CTG held by them, including sole voting and dispositive power.


  Security Ownership by Management.

     As of March 15, 1995, the directors and nominees for director individually, the named executive officers, and all directors, nominees for director and executive officers of the Company as a group, respectively, owned beneficially the following amounts of the Company's Common Stock.

                                                                     AMOUNT AND
                                                                     NATURE OF
NAME OF INDIVIDUAL                          BENEFICIAL                PERCENT
OR NUMBER IN GROUP                                                 OWNERSHIP(1)        OF CLASS
- ------------------                                               ----------------     ----------
Gale S. Fitzgerald............................................         70,931(2)          *
G. David Baer.................................................         59,239(3)(4)       *
Randolph A. Marks.............................................         82,598(3)(5)       *
Paul W. Joy...................................................         61,500(6)          *
Richard L. Crandall...........................................         16,000             *
George B. Beitzel.............................................         33,400(7)          *
David N. Campbell.............................................        304,283(3)(8)     3.0%
Stephen A. Hoffman............................................         29,977(9)          *
Mark V. Megregian.............................................          4,928(10)         *
Stuart C. Woodward............................................         13,310(11)         *
All directors and executive officers as a group (19                   828,920(12)       8.1%
  persons)....................................................

- ---------------

*Less than 1 percent of outstanding shares.

 (1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the SEC. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

 (2) Amount indicated includes options to purchase 28,500 shares which are or will become exercisable within sixty (60) days and 1,250 shares owned by members of Ms. Fitzgerald's immediate family.

 (3) Under an agreement entered into in February 1981, upon the death of Messrs. Campbell, Baer, or Marks, the Company will have the option to purchase up to as many shares of Common Stock owned by the decedent as may be purchased with the proceeds of the insurance on the life of the decedent maintained by the Company (currently $1,748,912 in the aggregate). The purchase price for such shares will be 90 percent of the market price of such shares on the Friday immediately preceding the date of death.

 (4) Amount indicated includes options to purchase 44,000 shares which are or will become exercisable within sixty (60) days and 10,000 shares owned by members of Mr. Baer's immediate family.

 (5) Amount indicated represents 72,598 shares held by Mr. Marks in his own name. The remaining shares are held by a family charitable foundation of which Mr. Marks is a trustee and shares voting and investment power with respect to said shares.

 (6) Amount indicated represents 12,500 shares held by Mr. Joy in his own name. The remaining shares are held by a family charitable foundation of which Mr. Joy is a trustee and shares voting and investment power with respect to said shares.

 (7) Amount indicated represents 23,400 shares held by Mr. Beitzel in his own name. The remaining shares are held by two trusts of which Mr. Beitzel and his wife are trustees.

 (8) Amount indicated includes 15,060 shares held by Mr. Campbell as custodian for certain of his children and 2,998 shares owned by members of his immediate family.

 (9) Amount indicated includes options to purchase 16,250 shares which are or will become exercisable within sixty (60) days.

(10) Amount indicated includes options to purchase 2,325 shares which are or will become exercisable within sixty (60) days.

(11) Amount indicated includes options to purchase 10,014 shares which are or will become exercisable within sixty (60) days.

(12) Amount indicated includes options to purchase 215,388 shares which are or will become exercisable within sixty (60) days.


                          INFORMATION ABOUT MANAGEMENT

  The Board of Directors.

     During the fiscal year ended December 31, 1994, the Board of Directors held a total of five (5) regularly scheduled meetings and seven (7) special meetings.

     During 1994, the cash compensation of the outside directors of the Company who were not officers consisted of a $10,000 annual retainer and a $1,000 fee for attendance at each Board of Directors meeting. In addition, the Company purchased 2,000 shares of its Common Stock on the open market for each outside director as part of his or her annual compensation. The Chairperson of a committee received $800 for attendance at each committee meeting and committee members received $500 for attendance at committee meetings. Directors who are not officers were also entitled to be reimbursed for expenses incurred while serving as directors. Directors who are officers of the Company do not receive additional compensation for their services as directors.

     The Board of Directors has an Audit Committee which met three (3) times in 1994, a Compensation Committee which met seven (7) times in 1994 and a Directors Affairs Committee which met four (4) times in 1994. In 1994 the composition of the Audit Committee was Messrs. Crandall, Marks and Joy. In 1994 the composition of the Compensation Committee was Messrs. Beitzel, Joy and Marks. In 1994 the composition of the Directors Affairs Committee was Messrs. Beitzel, Joy and Marks. The Audit Committee reviews the annual financial statements and scope of the audit with the Company's independent accountants and is available to discuss with them and the Company's Chief Financial Officer and internal auditor any other audit-related matters which may arise during the year. They also review the internal audit function. The Compensation Committee reviews and approves the compensation of senior management and recommends to the Board of Directors stock plans in which employees are eligible to participate. Members of the Compensation Committee may not vote regarding their respective compensation. The Directors Affairs Committee is responsible for the establishment of governance policies concerning the Board of Directors of the Company. The Directors Affairs Committee is also responsible for reviewing and approving the compensation of directors subject to ratification by the Board of Directors. In 1994 the Board of Directors appointed Paul W. Joy, lead director for communications with the Chairman and Chief Executive Officer that require input from the outside directors. Mr. Joy does not receive any additional remuneration in connection with his service as lead director. The Board of Directors does not have a nominating committee.

  Compliance with Section 16(a) of the Securities Exchange Act of 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report covering one transaction was filed late by Charles A. Barbour, Vice President of the Company.


  Executive Compensation and Other Information.

     The following table shows the annual and long-term compensation paid to the Chairman and Chief Executive Officer, the four (4) highest compensated executive officers and the former Chairman and Chief Executive Officer for services rendered in 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                ----------------------------------
                                              ANNUAL COMPENSATION                       AWARDS             PAYOUTS
                                     --------------------------------------     ----------------------     -------
                                                                  OTHER         RESTRICTED
          NAME AND                                                ANNUAL          STOCK        OPTIONS/     LTIP        ALL OTHER
         PRINCIPAL                    SALARY       BONUS       COMPENSATION      AWARD(S)       SARS       PAYOUTS     COMPENSATION
          POSITION          YEAR       ($)          ($)            ($)           ($) (2)         (#)         ($)         ($) (6)
         ---------          ----     --------     --------     ------------     ----------     -------     -------     ------------
Gale S. Fitzgerald          1994     $281,250     $100,000       $      0           $0          42,000       $ 0          $2,310
  Chairman of the Board     1993     $213,077     $117,500       $      0           $0         101,000       $ 0          $4,497
  and Chief Executive       1992     $175,000     $ 78,108       $      0           $0           7,000       $ 0          $4,364
    Officer

David N. Campbell (1)       1994     $307,228     $100,000       $ 63,858           $0               0       $ 0          $2,285
  Former Chairman of the    1993     $300,000     $193,143       $      0           $0               0       $ 0          $4,497
  Board and Chief Executive 1992     $300,000     $282,229       $      0           $0               0       $ 0          $4,364
  Officer

G. David Baer               1994     $200,000     $ 50,000       $      0           $0               0       $ 0          $    0
  Director and              1993     $180,000     $ 50,000       $      0           $0           1,000       $ 0          $    0
  Executive Vice President  1992     $180,000     $ 46,000       $      0           $0           2,000       $ 0          $    0

Stephen A. Hoffman          1994     $160,000     $ 43,915       $      0           $0           2,000       $ 0          $2,310
  Vice President            1993     $133,000     $ 67,870       $      0           $0           1,000       $ 0          $2,249
                            1992     $133,000     $ 58,024       $      0           $0           7,000       $ 0          $2,182

Mark V. Megregian (3)(5)    1994     $190,000     $      0       $      0           $0           9,300       $ 0          $1,590
  Vice President

Stuart C. Woodward (4)(5)   1994     $194,000     $      0       $      0           $0           4,300       $ 0          $2,310
  Vice President            1993     $127,447     $102,028       $      0           $0           8,750       $ 0          $2,310

- ---------------

(1) On September 26, 1994, Mr. Campbell retired as Chairman and Chief Executive Officer. Under a Non-Competition Agreement dated March 1, 1984, he will receive an annual payment of $255,433 until October 2001. Mr. Campbell received $63,858 under this agreement during 1994. On December 23, 1994, Mr. Campbell's stock options expired in accordance with their terms.

(2) Under the 1991 Restricted Stock Plan, the payouts of the awards of restricted stock were based upon the achievement of certain specified earnings per share levels during the restricted periods, which began on January 10, 1992 and on April 28, 1993, both of which were scheduled to end on December 31, 1995. On March 25, 1994, the Board of Directors voted to accelerate the restricted periods for the 1992 and 1993 awards of restricted stock to end on April 2, 1994. As a result, targeted levels of EPS were not attained thereby causing all shares to be forfeited.

(3) Mr. Megregian joined the Company as Vice President on January 4, 1994.

(4) Mr. Woodward was named an officer of the Company on November 2, 1993.

(5) During 1994, Messrs. Megregian and Woodward assumed new responsibilities and had all of their incentive compensation included in their base compensation. Their 1995 compensation plans reflect the Company's compensation policies presently in effect.

(6) Consists of Company-matching contributions for the 401(k) Retirement Plan and Trust.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the Committee) of the Board of Directors is composed of George B. Beitzel (Chairman), Paul W. Joy and Randolph A. Marks all of whom are "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Committee is responsible for overseeing the administration of the Company's employee benefit plans and establishing policies relating to the compensation of employees. This Committee report describes the various components of the Company's executive officer compensation program and the bases on which 1994 compensation was paid to such executive officers including the executive officers named in the compensation tables set forth in this Proxy Statement.

     Compensation Policy -- The Committee's compensation policies are designed to maintain a direct relationship among executive pay, financial performance of the Company and the creation of shareholder value. Such policies seek to:

     - Provide compensation opportunities which enable the Company to attract and retain qualified executives;

     - Provide compensation that is directly related to the performance of both the Company and the individual;

     - Integrate the compensation programs with the Company's annual and long-term financial and operating objectives; and

     - Align the interests of executive officers with the long-term interests of the Company's stockholders through stock-based award opportunities that can result in ownership of the Company's Common Stock.

     The Company's executive compensation program attempts to achieve the foregoing objectives by integrating annual base salary with annual cash and stock-based incentives based on both Company and individual performance. Measurement of Company performance is based on operating and financial objectives set at the beginning of each year. As a result, executive compensation tends to be higher in years in which the performance goals are achieved or exceeded. In addition, as an executive's level of responsibility increases, a greater portion of his or her annual compensation is based on performance incentives and less on salary and employee benefits. Accordingly, there will be greater variability in an executive's total compensation from year to year based on both the individual's and the Company's actual performance.

     Components of Executive Compensation -- The compensation paid to the Company's executive officers during 1994, as reflected in the tables set forth in this Proxy Statement, consisted of annual base salary, annual cash incentive compensation, and long-term stock-based incentive compensation. At executive management levels, the mix of compensation is weighted more toward the performance-based components of annual cash incentives and long-term stock-based incentives.

     Annual Base Salary -- With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors including the executive's level of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies in our industry. The Company participates in and reviews various industry salary surveys and has, from time to time, retained the services of an independent consultant to assess comparable external salaries.

     Annual Cash Incentive Compensation -- Each executive officer's total annual compensation consists in part of annual cash incentive compensation. Awards of cash incentive compensation are based on the attainment of one or more specified targeted levels of (i) operating income, (ii) earnings per share, and (iii) revenue. Also, the Committee may, in its sole discretion, make additional awards of cash incentive compensation to executive officers based upon each individual's attainment of specified objectives. The Committee, in awarding such discretionary cash incentive compensation, considered the recipient's individual contribution toward Company operating profit, earnings per share, stock price, cost containment and the successful implementation of business strategy. The objective of this form of annual compensation is to provide an incentive to certain executives to achieve operating and financial objectives that the Committee believes are primary determinants of share price over time. The Committee believes that operating and financial performance criteria for annual cash incentive compensation are more appropriate than those related to the market price of the Company's Common Stock since operating and financial performance criteria bear a stronger and more direct relationship to the performance of the Company.

     Long-Term Stock-Based Incentive Compensation -- The third component of executive compensation paid during 1994 consisted of grants of stock options under the Company's 1991 Stock Option Plan. In making grants of stock options, the Committee considered an executive's contribution toward past and future Company performance. Any value that might be received from an option grant depends upon increases in the price of the Company's Common Stock. Accordingly, the amount of compensation to be received by an executive is directly aligned with increases in shareholder value. Grants of stock options are made to key employees of the Company who, in the opinion of the Committee, have had and are expected to continue to have, a significant impact on the long-term performance of the Company. Such awards are also intended to encourage such individuals to remain with the Company and to further align their interests with those of the Company's shareholders. The Committee strongly believes that stock ownership by management and stock-based performance compensation are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

     Stock Options Granted During 1994 -- The Committee granted stock options during 1994 to various executive officers named in the following table (see Options/SAR Grants in 1994). Recipients of such stock options received the right to purchase shares of Common Stock of the Company in the future at a price equal to their fair market value determined on the date of grant. Options granted as incentive stock options under the Internal Revenue Code of 1986, as amended, generally become exercisable in installments of 25 percent of the shares covered by each grant commencing on the first annual anniversary date of the date of grant and on each anniversary date thereafter. Such options may be exercised at any time for a period of six (6) years after they first become exercisable. Options granted as nonqualified stock options generally become exercisable in installments of 20 percent of the shares covered by each grant, commencing on the first annual anniversary date of the date of grant and on each anniversary date thereafter. After they become exercisable, these options may be exercised at any time for a period not to exceed fifteen (15) years from the date of grant. The Committee considers an executive's contribution toward Company performance, expected future contribution and the number of options and awards presently held by an executive.

     Chief Executive Officer Compensation -- The Committee, in setting the compensation for the position of Chief Executive Officer during 1994, sought to provide a compensation package which depended in part upon the attainment of both annual and long-term objectives, thereby linking the annual compensation of the CEO to individual performance and the Company's performance. Compensation for the position of CEO consisted of (i) annual base salary set by the Committee, (ii) cash incentive compensation tied to targeted levels of earnings per share, (iii) long-term stock-based incentive compensation, and (iv) discretionary cash incentive compensation based upon the factors described above.

     Ms. Fitzgerald's 1994 compensation consisted of (i) base compensation at the rate of $275,000 per annum (increased to the rate of $300,000 per annum upon her appointment as Chairman and Chief Executive Officer in October 1994 upon the retirement of Mr. Campbell), (ii) long-term stock-based incentive compensation consisting of stock options (42,000 shares at $8.00 per share awarded on April 27, 1994), and (iii) discretionary cash incentive compensation of $100,000 based upon her attainment of specified objectives.

     Mr. Campbell's 1994 compensation consisted of (i) base compensation at the rate of $330,000 per annum prior to his retirement, and (ii) discretionary cash incentive compensation of $100,000 based upon his attainment of specified objectives.

     Section 162(m) of the Internal Revenue Code -- Section 162(m) of the Code, adopted as part of the Omnibus Budget and Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" is defined as the chief executive officer and the four other highest paid employees of the corporation. At this time, it is not anticipated that any executive officer of the Company will receive total compensation in excess of $1 million during 1995 for purposes of Section 162(m). The Committee will study whether it is possible or desirable to cause compensation arrangements in the future to qualify as deductible compensation. To the extent that the Committee's compensation objectives can be achieved in a manner which maximizes the deductibility of compensation paid by the Company, it will seek to do so.

                    SUBMITTED BY THE COMPENSATION COMMITTEE

George B. Beitzel            Paul W. Joy                     Randolph A. Marks
Chairman

     The Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                           COMPANY PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 Index, and the S&P Computer Software & Services Index assuming a base index of $100 at the end of 1989. The cumulative total return for each annual period within the five years presented is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period by (ii) the share price at the beginning of the period.


                                 Computer Task    S&P Computer
Measurement Period                   Group         Software &      S&P 500
(Fiscal Year Covered)             Incorporated   Services Index     Index
- ---------------------            --------------------------------------------
                                                 (in dollars)
1989                                   100             100             100
1990                                  90.8           78.06           96.89
1991                                 92.67          118.99          126.42
1992                                 93.22          140.92          136.05
1993                                 78.99          179.86          149.76
1994                                101.29           212.6          151.74


  Option/SAR Grants, Exercises and Holdings.

     The following tables set forth certain information concerning stock options granted and exercised during 1994, and unexercised options held as of the end of 1994, by the named executives:

                           OPTION/SAR GRANTS IN 1994

                                                                                                GRANT DATE
                                    INDIVIDUAL GRANTS                                              VALUE
- ------------------------------------------------------------------------------------------     ------------
                                NUMBER OF
                                SECURITIES       PERCENT
                                UNDERLYING       OF TOTAL
                               OPTIONS/SARS    OPTIONS/SARS      EXERCISE
                                 GRANTED        GRANTED TO        OR BASE                       GRANT DATE
                                 IN 1994        EMPLOYEES          PRICE        EXPIRATION       PRESENT
NAME                             (#) (1)         IN 1994       ($ PER SHARE)       DATE        VALUE ($)(2)
- ----                           ------------    ------------    -------------    ----------     ------------
Gale S. Fitzgerald..........       10,500          11.20%         $ 8.00          4/27/01        $ 41,948
                                   10,500          11.20%         $ 8.00          4/27/02        $ 43,376
                                   10,500          11.20%         $ 8.00          4/27/02        $ 45,697
                                   10,500          11.20%         $ 8.00          4/27/04        $ 47,482

David N. Campbell...........           --             --            --             --              --

G. David Baer...............           --             --            --             --              --

Stephen A. Hoffman..........          500           0.53%         $ 8.00          4/27/01        $  1,998
                                      500           0.53%         $ 8.00          4/27/02        $  2,066
                                      500           0.53%         $ 8.00          4/27/03        $  2,176
                                      500           0.53%         $ 8.00          4/27/04        $  2,261

Mark V. Megregian...........        1,250           1.33%         $ 8.00          1/21/01        $  4,281
                                    1,250           1.33%         $ 8.00          1/21/02        $  4,438
                                    1,250           1.33%         $ 8.00          1/21/03        $  4,675
                                    1,250           1.33%         $ 8.00          1/21/04        $  4,858
                                    1,075           1.15%         $ 6.875         3/25/01        $  4,295
                                    1,075           1.15%         $ 6.875         3/25/02        $  4,441
                                    1,075           1.15%         $ 6.875         3/25/03        $  4,678
                                    1,075           1.15%         $ 6.875         3/25/04        $  4,861

Stuart C. Woodward..........        1,075           1.15%         $ 8.00          4/27/01        $  4,295
                                    1,075           1.15%         $ 8.00          4/27/02        $  4,441
                                    1,075           1.15%         $ 8.00          4/27/03        $  4,678
                                    1,075           1.15%         $ 8.00          4/27/04        $  4,861

- ---------------

(1) Options become exercisable in annual installments of 25 percent on each of the first four anniversary dates from the date of grant.

(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of .45, risk free rate of return of 6.0%, dividend yield of 1.2%, and time to exercise of six years.


   AGGREGATE OPTION/SAR EXERCISES IN 1994 AND 1994 YEAR END OPTION/SAR VALUES
                                                                                               VALUE OF
                                                               NUMBER OF                      UNEXERCISED
                               SHARES                         UNEXERCISED                    IN-THE-MONEY
                              ACQUIRED                      OPTIONS/SARS AT                 OPTIONS/SARS AT
                                 ON       VALUE              1994 YEAR END                   1994 YEAR END
                              EXERCISE   REALIZED     ---------------------------     ---------------------------
           NAME                 (#)        ($)        EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- --------------------------    --------   --------     -----------   -------------     -----------   -------------
Gale S. Fitzgerald........      5,250     $6,500         26,000        128,750          $44,513       $ 202,294
David N. Campbell.........          0     $    0              0              0          $     0       $       0
G. David Baer.............          0     $    0         42,750          2,250          $   469       $   1,156
Stephen A. Hoffman........          0     $    0         11,250          8,750          $13,906       $   7,594
Mark V. Megregian.........          0     $    0              0          9,300          $     0       $  13,763
Stuart C. Woodward........          0     $    0          7,000         13,800          $ 8,453       $  16,345

  Long-Term Incentive Plan Awards.

     No awards were made to the named executives during 1994 under the Company's 1991 Restricted Stock Plan.

  Executive Supplemental Benefit Plan.

     Effective March 1, 1984, the Board of Directors adopted the Executive Supplemental Benefit Plan (Supplemental Plan) to provide benefits to a select group of management who contribute materially to the continued growth, development and future business success of the Company. Generally, the Supplemental Plan provides for retirement benefits of up to 50% of a participating employee's base compensation at retirement, disability benefits of up to 50% of an eligible participating employee's base compensation and pre-retirement death benefits equal to 50% of a participating employee's base compensation during the twelve-month period preceding death. Retirement benefits and pre-retirement death benefits are paid during the 180 months following retirement or death, respectively, while disability benefits are paid (subject to reductions for disability benefits under the Company's basic and supplemental disability plans and Social Security disability benefits) until normal retirement age. The Supplemental Plan also provides for post-retirement death benefits equivalent to the present value of the remainder of the 180 retirement payments which are unpaid at the time of death.

     A total of seven (7) current employees and fifteen (15) former employees are presently covered by the Supplemental Plan. Benefits are based on service credits earned for each year of employment prior to and subsequent to admission to the Supplemental Plan. Mr. Campbell's benefits were fully vested at 50% of his base compensation at the time of his retirement. At normal retirement age, Mr. Campbell will receive an annual retirement benefit of $165,000, Mr. Baer will receive $100,000, Mr. Hoffman will receive $17,600, and Ms. Fitzgerald will receive $30,000 and all executive officers as a group will receive annual retirement benefits of $734,000.

     Two former executive officers received early retirement benefits under the Supplemental Plan during 1994 totalling $151,050.

     The Company has purchased, and is the beneficiary of, insurance on the lives of certain participants in the Supplemental Plan. Under the insurance program, if the assumptions made as to mortality experience, policy dividend and other factors are realized, the proceeds of the policies will reimburse the Company for all costs of the Supplemental Plan, including benefits, insurance premiums and a factor for the use of the Company's money.

     As of December 1, 1994, base compensation and service credits used to determine retirement benefits for Supplemental Plan participants were frozen. As a result of this action, the Company expects to reduce its annual Supplemental Plan expense from approximately $1.1 million to $600,000. No new participants will enter the Supplemental Plan as a result of the imposition of the freeze.

     In addition, the Company amended various provisions of the Supplemental Plan. One of the amendments changed the pre-retirement death benefit formula to the same formula that is used to calculate normal and early retirement benefits. Prior to December 1, 1994, the pre-retirement death benefit formula was based on 50% of the total of base and incentive compensation. The offset against pre-retirement death benefits for Company insurance proceeds received, which in some cases included an offset for insurance purchased by employees with their own funds, was eliminated. Disability benefits payable to employees covered under the Supplemental Plan were reduced. In the event an employee covered under the Supplemental Plan is disabled, short-term disability payments will be paid pursuant to Company policy. Thereafter, the disability benefit is paid under the Supplemental Plan based upon 50% of the disabled participant's base compensation at the time of disability. Prior to December 1, 1994, the disability benefit formula was based on 60% of base plus 50% of incentive compensation. The disability provision only affects current employees.

     Normal retirement age for a member of the Supplemental Plan who does not participate in a successor plan at any time continues to be age 60. For any member who participates in a successor plan, normal retirement age is increased to 65. Early retirement age for a member who does not participate in a successor plan continues to be age 55. For any member who participates in a successor plan, the early retirement age is increased to age 60.

     The early retirement benefit for a participant who does not participate in any successor plan continues to be discounted at 4% annually. For any participant who participates in a successor plan, the discount rate is based on the Pension Benefit Guarantee Corporation immediate annuity rate averaged for the twelve months preceding the date benefits begin. The Supplemental Plan was also amended to provide that in the event of a change of control, participants employed at such time shall be entitled to receive a lump sum benefit equivalent to the present value of 50% of their base compensation as of the date of the change of control. This amount will be calculated for a period of no less than fifteen (15) years or the life of the participant, whichever is longer. A change of control will occur if (i) any person as such term is used in Sections 13(d) and 24(d) of the Securities Exchange Act of 1934, as amended, (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as the ownership of stock of the Company) is or becomes the beneficial owner, (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing 30% or more of combined voting power of the Company's then outstanding voting securities; (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least of two-thirds (2/3) of the directors (other than in connection with the contested election), before the beginning of the period cease, for any reason, to constitute at least a majority thereof; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation described in the Supplemental Plan. Upon a change of control, on the basis of present base compensation, all executive officers as a group would receive a maximum of $3,603,000.

  Non-Competition Agreements.

     On March 3, 1984, Messrs. Baer, Campbell, Courtney and Marks entered into non-competition agreements with the Company pursuant to which each agreed that until attaining the age of 60, or the date of their respective deaths, if earlier, each would refrain from undertaking any activities in competition with the business activities of the Company, refrain from activities which would be detrimental to the Company's business or reputation, and keep confidential information of the Company's business and operations. Payments to each individual under the agreement will be fully offset by any payment or other benefit received from the Company for so long as the individual continues to be a full-time employee. Mr. Baer, who retired as an officer of the Company in March 1986, received an annualized sum of $85,000 during the period of his retirement. Upon his return to the Company in June 1988, Mr. Baer entered into a new non-competition agreement with the Company, pursuant to the terms of which he will receive the greater of $90,000 or one-half the amount of his base compensation as of the day of his separation from the Company. Under the terms of his agreement, Mr. Campbell was entitled to receive payments based upon 50% of his total compensation for the preceding twelve (12) months at the time of his resignation or termination as a full-time employee of the Company. Following his retirement, Mr. Campbell commenced receiving payments under his Agreement effective November 1, 1994, at an annual rate of $255,433. Following retirement, the agreements of Messrs. Baer, Campbell, Courtney and Marks also provide for continued medical benefits comparable to those provided other officers of the Company for defined periods. All agreements provide for payment of the premiums on a life insurance policy in the face amount of $300,000 for the respective individual (which is offset by the amount of any other Company-financed insurance policy). The non-competition agreement pertaining to Mr. Marks is discussed in the Compensation Committee Interlocks and Insider Participation section of this Proxy Statement.

     On July 1, 1993 the Company entered into a non-competition agreement with Ms. Fitzgerald upon her appointment as President and Chief Operating Officer. This Agreement remained in place following her appointment as Chairman and Chief Executive Officer in October, 1994. Under the terms of the agreement, Ms. Fitzgerald, following the termination of her employment relationship with the Company, is to refrain for a defined period from undertaking any activities in competition with the business activities of the Company, including the solicitation or recruitment of Company employees, or the use or disclosure of confidential information concerning the Company's business and operations. Under the terms of the agreement, the Company agrees not to terminate Ms. Fitzgerald's employment with the Company unless the Company gives her twelve (12) months prior notice of such termination, or pays to her, an amount equal to twelve (12) months total compensation to be paid to her under the terms of any then existing compensation plan in effect between the Company and her. Pursuant to the terms of the agreement, the Company agreed that in the event Ms. Fitzgerald has not secured an employment or a contractual position, of six months or more, in an executive management capacity, at the expiration of the twelve (12) month period following the date of separation, the Company will pay her up to an additional six (6) months of total compensation calculated on the basis of the last compensation plan in effect between the Company and Ms. Fitzgerald.

  Severance Compensation Agreements.

     On October 31, 1994, the Company entered into severance compensation agreements with Ms. Fitzgerald and Mr. Baer. Generally, the separation agreements provide that in the event Ms. Fitzgerald or Mr. Baer are employed by the Company at the time of a change of control, and are subsequently terminated within two (2) years following change of control, they will be entitled to receive a lump sum severance payment of their respective average annual compensation for the five (5) calendar years preceding the change of control, multiplied by 2.99.

     Under the severance compensation agreements, a change of control is defined as (i) approval by the holders of the Common Stock of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock are converted into cash, securities or other properties, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger own in excess of 66 2/3% of the outstanding voting securities of the surviving corporation immediately after the merger, (ii) approval by the holders of the Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company other than a transfer of the Company's assets to a majority-owned subsidiary of the Company, (iii) approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or (iv) any person (other than the Company, or any entity owned or controlled by the Company), becomes a beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's outstanding voting securities.

  Non-Qualified Key Employee Deferred Compensation Plan.

     On February 2, 1995 the Compensation Committee of the Board of Directors approved the creation of a non-qualified Key Employee Deferred Compensation Plan (Deferred Plan). The Deferred Plan is intended as a successor plan to the Supplemental Plan.

     The Chairman and Chief Executive Officer, subject to the approval of the Compensation Committee, recommends (i) those key employees who will be eligible to participate and (ii) the percentage of a participant's base and bonus compensation which will be contributed each year to the Deferred Plan if the Company attains annual defined performance objectives set by the Chairman. Eligible participants may defer a percentage of their own compensation and Company provided contributions or both. All amounts credited to the participant shall be invested, as determined by the Compensation Committee and the participant shall be credited with actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

     Prior to December 31, 2002, participants shall be granted pro rata vesting in Company contributions at the rate of 12.5% per year. If a participant terminates employment due to death, disability, retirement at age 65, or in the event a change of control (as defined in the CTG Executive Supplemental Benefit Plan previously recited) shall occur, the participant or his or her estate shall be entitled to receive the benefits accrued for the participant as of the date of such event. Company contributions will be forfeited, even if vested, in the event a participant violates a non-competition agreement or separates from service prior to December 31, 2002. Participants will be 100% vested in their own contributions. All amounts in the Deferred Plan, including elective deferrals, are held as general assets of the Company and are subject to the claims of creditors of the Company.

  Directors' and Officers' Liability Insurance.

     The Company indemnifies its directors and officers as permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors' and officers' liability insurance to provide indemnification for the Company and all its directors and officers. The current liability insurance policy, with a policy period effective April 1, 1995, was issued by Great American Insurance Company at an annual premium of approximately $120,000.

  Indebtedness of Management.

     At the annual meeting of shareholders held on April 29, 1992, the shareholders approved the Computer Task Group, Incorporated Management Stock Purchase Plan (the Plan). The purpose of the Plan is to promote the long-term growth and profitability of the Company by significantly increasing ownership of the Company's Common Stock by key employees who are expected to make significant contributions to the successful conduct of the business and affairs of the Company. By significantly increasing their share ownership, the Company expects that the Plan will enhance its ability to attract and retain such individuals and that they will further identify their interests with those of the Company's shareholders. The Plan is administered by the Compensation Committee who has the exclusive right to determine which key employees are eligible to participate in the Plan, as well as the amount to be loaned to such employees for purposes of acquiring shares under the Plan.

     Under the Plan, eligible participants may purchase shares of the Company's Common Stock either directly from the Company or on the open market in brokers' transactions. The Company may, at the request of a Plan participant and subject to the approval of the Compensation Committee, lend an amount not to exceed the base compensation paid to such participant in the calendar year immediately preceding the year in which such purchase occurs. Amounts loaned to Plan participants may be used only for purposes of acquiring shares under the Plan. Each loan is evidenced by a promissory note for the amount borrowed and bears interest at a market rate. All amounts payable with respect to each note are secured by each participant's pledge of Common Stock acquired with the loan proceeds.

     During 1992, Messrs. Stephen A. Hoffman and Joseph G. Makowski, borrowed $132,998 and $73,997, respectively, to purchase shares under the Plan. During 1993, David N. Campbell, and Gale S. Fitzgerald, borrowed $162,500 and $97,500, respectively, to purchase shares under the Plan. Each of the foregoing loans is for a term of three years with principal to be paid in full at the end of the term and bears interest at 4 percent per year. During 1994, the largest aggregate amount of such indebtedness for each of Messrs. Hoffman, Makowski and Campbell and Ms. Fitzgerald was $132,998, $73,997, $162,500 and $ 97,500,
respectively. During 1994, Messrs. Hoffman and Makowski and Ms. Fitzgerald repaid $88,997, $73,997 and $37,000, respectively, on their loans. As of March 15, 1995 Messrs. Hoffman, Makowski and Campbell and Ms. Fitzgerald owed $44,001, $0, $162,500 and $60,500, respectively, under the Plan.

  Compensation Committee Interlocks and Insider Participation.

     Mr. Marks, a director of the Company and member of its Compensation Committee, served as Chairman of the Company's Board of Directors from the time of its organization in 1966 until March 1984. He was President of the Company from 1966 until June 1979 when he became Chief Executive Officer, a position he held until March 1984. Mr. Marks was engaged by the Company as a consultant from March 1984 until December 1985. On March 3, 1984 Mr. Marks entered into a non-competition agreement with the Company, the terms of which are the same as those applicable to Messrs. Campbell, Courtney and Baer described under the caption "Non-Competition Agreements". Mr. Marks, who retired as an officer of the Company in March 1984, receives an annual sum of $90,000 under his non-competition agreement. Mr. Marks also receives the same medical benefits and payment of life insurance premiums set forth in the section described above.

PROPOSAL TO AMEND THE COMPUTER TASK GROUP, INCORPORATED
1991 EMPLOYEE STOCK OPTION PLAN

     At the annual meeting, shareholders are being asked to consider and take action upon a proposal to approve amendments to the Computer Task Group, Incorporated 1991 Employee Stock Option Plan (Option Plan). The amendments will
(i) increase the number of shares available for grants of options under the Option Plan by 500,000 shares, (ii) provide for initial one-time grants of nonqualified stock options covering 5,000 shares of Common Stock to "New Outside Directors", (iii) enable the Compensation Committee to set the option price for nonqualified options (other than grants to New Outside Directors) to be other than their fair market value, and (iv) make such other amendments described below. The full text of the Option Plan is attached at the end of this Proxy Statement as Appendix A and shareholders are urged to refer to it for a complete description of the Option Plan, as amended. The following summary is qualified in its entirety by reference to the full text of the Option Plan.

     The purpose of the Option Plan is to provide key employees of the Company and its subsidiaries and New Outside Directors additional incentive to continue and increase their efforts on the Company's behalf and to remain in the employ of the Company. The granting of stock options also encourages such individuals to increase their equity interest in the Company.

     As originally approved by the Company's shareholders, on April 24, 1991, options covering 500,000 shares of Common Stock may be granted under the Option Plan. One of the amendments to the Option Plan which is being submitted for shareholder approval will increase the number of shares issuable thereunder from 500,000 to 1,000,000 shares. From the inception of the Option Plan to March 15, 1995, eligible participants received options covering 499,575 shares of Common Stock. Approximately 100 individuals are currently eligible to participate in the Option Plan.

     Another amendment to the Option Plan provides that "New Outside Directors" will receive a one-time grant of nonqualified stock options to purchase up to 5,000 shares of the Company's Common Stock. The term "New Outside Director" is defined to mean a person who (i) is appointed or elected to the Board of Directors after January 1, 1993, (ii) will be a nonemployee director after such appointment or election, and (iii) was not a member of the Board for a continuous period of one hundred eighty days prior to such appointment or election.

     The Option Plan was further amended to enable the Compensation Committee to designate the exercise price for nonqualified options to be other than the fair market value of the shares on the date of grant and limit the number of options that may be granted to an individual during a calendar year to 250,000 shares. The option price for incentive stock options and grants to New Outside Directors may not be less than the fair market value of the Common Stock on the date an option is granted. As of March 15, 1995, the closing price of the Common Stock as reported by the New York Stock Exchange -- Composite Transactions Listing was $10.00 per share. The price of shares purchased pursuant to the exercise of an option may be paid in the form of cash, Common Stock or combination thereof having an aggregate fair market value equal to the total exercise price.

     Finally, the definition of "Change of Control" set forth in Article IX of the Option Plan was further defined so to make clear what events constitute a change of control. See discussion under Excecutive Supplemental Benefit Plan previously described for definition of Change of Control.

     Options granted under the Option Plan are exercisable in one or more installments for such periods as determined by the Compensation Committee, but in no event may the expiration date of an incentive stock option be later than the day preceding the tenth (10th) anniversary of the date of grant. Shares acquired by persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to the exercise of an Option or portion thereof, may not be sold or transferred for at least six (6) months after the date of grant.

     The Option Plan is administered by the Compensation Committee which has the authority to amend, suspend or terminate the Option Plan. However, no amendment may be made which would, without the prior approval of the shareholders, (i) materially increase the benefits accruing to participants under the Option Plan,
(ii) materially increase the number of securities which may be issued under the Option Plan, or (iii) materially modify the requirements as to eligibility for participation in the Option Plan. In addition, the Compensation Committee may replace any existing option and in connection therewith require the voluntary surrender of all or a portion of any option granted as a condition precedent to the grant of a replacement option.

     Options are not transferable by a recipient other than by will or the laws of descent and distribution. In the event a recipient ceases to be employed by the Company or its subsidiaries by reason of disability or other than with cause, each option will continue to be exercisable according to its terms, but in no event may an option be exercised more than eighty-nine days after the date of termination. In the event a recipient ceases to be employed by reason of death, his or her option shall extend only to those shares which were immediately purchasable on the date of death and such option shall expire unless exercised by the recipient's legal representatives or beneficiaries within twelve months after the date of death. A recipient's right to exercise an option will terminate immediately in the event his or her employment is terminated with cause, he or she improperly discloses confidential information, violates the terms of any non-disclosure or non-solicitation agreement with the Company, or renders services for a competitor of the Company without the prior consent of the Compensation Committee.

     Options may be either "incentive stock options" or "nonqualified stock options" as determined under the Internal Revenue Code of 1986, as amended (the
Code). To the extent that options qualify as incentive stock options under
Section 422 of the Code, there is no taxable income to the recipient when the option is granted or exercised. If a recipient exercises an incentive stock option and does not dispose of those shares within one year of the date the shares were transferred to him or her, or within two years from the date of the granting of the option (the Waiting Period), any gain realized upon disposition may be taxable to the recipient as long-term capital gain. If a recipient disposes of his incentive stock option shares prior to the expiration of the Waiting Period, he or she will generally recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (i) the lesser of (a) the fair market value of the shares as of the date of exercise or (b) the amount realized on the sale, over (ii) the option exercise price. Any additional amount realized on the disposition during such time period may be treated as either long-term or short-term capital gain depending on the length of time the recipient held the shares. The Company will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of such an option or the sale of the underlying shares after the Waiting Period. If a recipient disposes of the underlying shares prior to the expiration of the Waiting Period, the Company may be entitled to deduct an amount equal to the ordinary income recognized by the recipient.

     To the extent options are treated as nonqualified stock options, there is no taxable income to the recipient at the time of grant. A recipient will recognize income on the date of exercise of a nonqualified stock option equal to the difference between (i) the fair market value on the date of exercise and
(ii) the exercise price. The income recognized by a recipient on the exercise of the option is subject to withholding taxes. The Company may be entitled to a deduction equal to the amount of ordinary income recognized by a recipient on the exercise of a nonqualified stock option.

     The foregoing is merely a summary and does not purport to be a complete description of the federal income tax aspects of the Option Plan.

     The proposed amendments to the Option Plan were authorized at the February 3, 1995 meeting of the Board of Directors, subject to the approval and ratification by the shareholders at the annual meeting. The favorable vote of the holders of a majority of all outstanding shares entitled to vote at the meeting is required for adoption of the amendment to the Plan.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

                               OTHER INFORMATION

  Proxy Solicitation.

     A shareholder giving a proxy may revoke it at any time before it is exercised. The cost of soliciting proxies in the accompanying form is to be borne by the Company. In addition to solicitations by mail, employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person or by telephone. Arrangements will be made with brokers, custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company's shares, and the Company may reimburse such brokers, custodians, nominees or fiduciaries for their expenses in so doing. In addition, Corporate Investor Communications, Inc. has been retained by the Company to assist in the solicitation for which it will be paid a fee of approximately $2,500 plus reasonable out of pocket expenses.

  Relationship with Independent Public Accountants.

     Price Waterhouse LLP, which has been the independent accounting firm auditing the financial statements of the Company since 1977, has been selected by the Board of Directors as the independent auditors of the Company. A representative of Price Waterhouse will be present at the annual meeting of shareholders of the Company. The representative will be given the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. No member of that firm has any past or present interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries. Matters involving auditing and related functions are considered and acted upon by the Audit Committee.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders which are intended to be included in the Company's Proxy Statement relating to its 1996 annual meeting of shareholders must be received at the Company's principal executive offices not later than November 26, 1995.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be presented for consideration at the 1995 annual meeting of shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the holders of the proxies.

                                          By Order of the Board of Directors.

Dated: March 27, 1995

                                                                       EXHIBIT A

                       COMPUTER TASK GROUP, INCORPORATED

                        1991 EMPLOYEE STOCK OPTION PLAN

                       (FIRST AMENDMENT AND RESTATEMENT)

                                   ARTICLE I

                                  DEFINITIONS

     1.1. For purposes of this Plan:

          (a) The term "Board" shall mean the Board of Directors of the Company.

          (b) The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) The term "Committee" shall mean the Compensation Committee of the Board. The Committee shall be composed of not less than two directors, all of whom are "disinterested persons" within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

          (d) The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Company and any shares of stock or other securities received as a result of the adjustments contemplated in this Plan.

          (e) The term "Company" shall mean Computer Task Group, Incorporated.

          (f) The term "Disability" shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

          (g) The term "Fair Market Value" shall mean with respect to any given day, the closing price of the Common Stock as reported by the New York Stock Exchange -- Composite Transactions Listing for the date as of which value is to be determined or if there is no closing price for that date, then on the last preceding date on which such closing price was reported.

          (h) The term "Initial Grant" shall mean the grant of an Option to a New Outside Director pursuant to Section 7.1 hereof.

          (i) The term "ISO" shall mean an incentive stock option as defined in
     Section 422 of the Code or any successor provision.

          (j) The term "New Outside Director" shall mean a person who (i) is appointed or elected to the Board after January 1, 1993, (ii) will be a nonemployee director after such appointment or election and (iii) was not a member of the Board for a continuous period of one hundred eighty (180) days prior to such appointment or election. Such term does not include either (i) an employee director who terminates employment with the Company but remains a member of the Board or (ii) an employee director who terminates employment with the Company and is then reelected to the Board without there being an intervening period of one hundred eighty (180) days during which such person is not a member of the Board.

          (k) The term "NQSO" shall mean an Option that does not comply with the requirements set forth in Section 422 of the Code or any successor provision.

          (l) The term "Option" shall mean any option granted under this Plan including an Initial Grant.

          (m) The term "Optionee" shall mean any person to whom an Option has been granted.

          (n) The term "Option Agreement" shall mean an agreement entered into by the Optionee and the Company setting forth the terms of the Option as set forth in Article VIII and such other terms and conditions as may be required by the Committee.

          (o) The term "Plan" shall mean the Computer Task Group, Incorporated 1991 Employee Stock Option Plan, as amended from time to time.

          (p) The term "Subsidiary" shall have the meaning as set forth in
     Section 425 of the Code or any successor provision and shall include any corporation which becomes a subsidiary after the date of adoption of the Plan.

          (q) The term "With Cause" shall mean conduct wherein an Optionee has willfully engaged in acts considered by the Committee to be injurious to the Company or its Subsidiaries or the continuing failure by an Optionee to perform his or her duties.

                                   ARTICLE II

                                    PURPOSE

     2.1. The purpose of the Plan is to provide key employees of the Company and its Subsidiaries and New Outside Directors upon whose efforts the Company is largely dependent for the successful conduct of its business, additional incentive to continue and increase their efforts on the Company's behalf and to remain in the employ of the Company or its Subsidiaries. In addition, the Plan is designed to increase the ability of the Company to attract and retain individuals of exceptional skill upon whom its progress, growth and profitability depend.

                                  ARTICLE III

                     EFFECTIVE DATE AND EXPIRATION OF PLAN

     3.1. The Plan was adopted by the Board effective as of January 25, 1991 and was approved and ratified by the shareholders of the Company on April 24, 1991. Options may not be granted under the Plan after April 23, 2001, but the period for exercise of Options granted prior to April 23, 2001, may extend beyond that date.

                                   ARTICLE IV

                                  ELIGIBILITY

     4.1. Options may be granted by the Committee only to key employees of the Company and its Subsidiaries and to New Outside Directors. Key employees will, in general, be those employees in positions of responsibility whose business decisions, in the sole judgment of the Committee, contribute to the overall success of the Company.

                                   ARTICLE V

                           SHARES SUBJECT TO THE PLAN

     5.1. The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed 1,000,000 shares, subject to adjustment in accordance with Article IX hereof. Such shares may be authorized and unissued shares, treasury shares or both, as the Board may from time to time determine. In the event an Option granted under the Plan or portion thereof expires, terminates or is cancelled for any reason without having been exercised, the underlying shares with respect to such Option shall be available for future grants of Options.

                                   ARTICLE VI

                                 ADMINISTRATION

     6.1. The Committee shall have full and exclusive authority to administer, construe and interpret the Plan, and to adopt such rules, regulations and guidelines and perform such other acts relating to the Plan, including the delegation of administrative responsibilities which it believes reasonable and proper.

     6.2. The Committee shall have the exclusive right to grant Options pursuant to the terms of the Plan and shall, in its sole discretion, determine which key employees shall be granted Options, the number of shares of

Common Stock subject to any such Options, the duration for which such Options may be exercised and the terms and conditions of the Options. All claims by Optionees arising under the Plan shall be presented to the Committee. The acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions hereof shall be conclusive, final and binding. Employees of the Company and its Subsidiaries shall not have any claim or right to be granted an Option and there shall be no obligation on the part of the Committee, in granting Options, to treat eligible employees uniformly.

                                  ARTICLE VII

                    INITIAL GRANTS TO NEW OUTSIDE DIRECTORS

     7.1 An Option to purchase 5,000 shares of Common Stock shall be granted to each New Outside Director upon the earlier of (i) the day of the Company's annual meeting of shareholders at which the First Amendment and Restatement of this Plan is approved and ratified by the Company's shareholders and such director is serving as such, (ii) the day of the Company's annual meeting of shareholders at which such director is first elected or (iii) the day of the first annual meeting of shareholders after such New Outside Director is first appointed by the Board to be a director, whichever is applicable; provided, that if a New Outside Director who previously received such an Initial Grant terminates his or her service as a director and is subsequently elected or appointed to the Board, such director shall not be eligible to receive a second Initial Grant.

                                  ARTICLE VIII

                        TERMS AND CONDITIONS OF OPTIONS

     8.1. Incentive and Nonstatutory Options. Options granted by the Committee shall be designated as either (i) ISOs or (ii) NQSOs. Options which are intended to be ISOs shall be designated as such by the Committee. In no event shall a New Outside Director receive an ISO unless otherwise permitted under the Code. Grants of an Option for fractional shares shall not be made.

     8.2. Option Price. The price at which Common Stock may be purchased upon exercise of an Option shall be established by the Committee on the date of grant, but in no event may the price be less than the par value of such shares. Notwithstanding the foregoing, the option price per share for an ISO or an Initial Grant shall be the Fair Market Value of a share of Common Stock on the date of grant of such ISO or Initial Grant.

     8.3. Period of Option. The Committee shall determine the dates after which Options may be exercised, including whether such Options shall be exercisable in installments. The Committee may amend an Option to accelerate the dates after which Options may be exercised. In no event shall the expiration date of an ISO be later than the day preceding the tenth annual anniversary of the date on which the ISO was granted.

     8.4. Transfer of Option Shares. Except as otherwise set forth in this Plan, shares acquired by persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to the exercise of an Option or portion thereof, shall not be sold or transferred for at least six months after the date of grant.

     8.5. Option Agreement. Options granted pursuant to this Plan shall be evidenced by written Option Agreements executed by both the Company and the Optionee. Option Agreements shall be subject to the terms and conditions of the Plan and shall contain such other provisions the Committee may deem advisable and which are not inconsistent with the terms hereof. Option Agreements shall state the total number of shares of Common Stock subject to each grant, the purchase price of a share of Common Stock under an Option, the expiration date for the Option and whether the Option is an ISO or a NQSO.

     8.6. ISOs Granted to Ten Percent Shareholder Employees. Notwithstanding anything in this Plan to the contrary, the Committee may not grant an ISO to any employee who, at the time the ISO is granted, owns (through application of attribution rules set forth in Code Section 425 (d)) more than ten percent of the total combined voting power of all classes of stock of the Company or its Subsidiaries, unless (i) the option price is at least 110 percent of the Fair Market Value of a share of Common Stock on the date the Option is granted and (ii) the expiration date of the Option is a date not later than the day preceding the fifth annual anniversary of the date on which the Option is granted.

     8.7. Exercise of Option. Each Option or portion thereof shall be exercised by delivery of a written notice of exercise to the Company on a form to be provided by the Company together with payment of the full price of the shares being acquired pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which an Option may then be exercised, but in no event may an Optionee exercise an Option with respect to a fractional share. The price of shares purchased pursuant to the exercise of an Option or portion thereof, may be paid (i) in United States dollars in cash or by check or bank draft payable to the order of the Company; (ii) through the delivery of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the option price; or (iii) by any combination of the above; provided, however, that the Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may, in its discretion, limit or prohibit the use of Common Stock to pay the option price.

     8.8. Nontransferability of Options. Options granted pursuant to the Plan shall not be transferable by any Optionee other than by will or the laws of descent and distribution.

     8.9. Termination of Employment. If an Optionee ceases to be employed by the Company or its Subsidiaries, the following rules shall apply:

          (a) Termination by reason of Death. Upon the death of an Optionee while employed by the Company or its Subsidiaries, his or her Option shall extend only to those shares which were immediately exercisable by him or her on the date of his or her death, and such Option shall expire unless exercised by his or her legal representatives or beneficiaries within twelve months after the date of his or her death. This provision shall not have the effect of extending the period of any Option.

          (b) Termination by reason of Disability. If an Optionee shall cease to be employed by the Company or its Subsidiaries by reason of Disability, each Option held by the Optionee shall be exercisable at any time in whole or in part up to the expiration date specified in the grant of such Option, but in no event may an Option be exercised more than eighty-nine days after the date of termination.

          (c) Termination other than by reason of Death or Disability or With Cause. If an Optionee shall cease to be employed by the Company or its Subsidiaries for any reason other than Death, Disability or With Cause, each Option held by the Optionee shall be exercisable according to its terms, but in no event may an Option be exercised more than eighty-nine days after the date of termination.

          (d) Immediate Cancellation. Notwithstanding anything herein to the contrary, each Option held by an Optionee shall immediately terminate in the event that (i) an Optionee, without the prior written consent of the Committee (A) discloses any confidential information regarding the Company or its Subsidiaries to anyone outside the Company or uses such information other than in connection with services rendered to or on behalf of the Company, (B) renders services for any entity or otherwise engages in any business activity, directly or indirectly, which in the sole judgment of the Committee is or becomes competitive with the Company or which is or becomes otherwise in conflict with the interests of the Company, or (C) violates the terms of any non-solicitation and non-disclosure agreement between the Optionee and the Company, or (ii) an Optionee's employment with the Company or a Subsidiary terminates With Cause.

     8.10. Withholding. The Company may make such provisions and take such steps as it deems necessary or appropriate for the withholding of any taxes which the Company is required by law or regulation of any governmental authority to withhold in connection with any Option or the exercise thereof.

     8.11. Notification of Sale. Optionees shall immediately notify the Company in writing of any disposition and the amount realized thereon to the extent any Optionee disposes of shares of Common Stock acquired upon the exercise of an ISO
(i) within two years after the date of the grant of the ISO under which the stock was acquired or (ii) within one year after the transfer of such shares to the Optionee.

     8.12. Limitation on ISOs. The aggregate Fair Market Value (determined as of the date an Option is granted) of the shares of Common Stock for which any employee may first exercise Options granted under this Plan and all other stock option plans of the Company and its Subsidiaries, in any calendar year, shall not exceed $100,000 plus any unused carryover to such year. The unused carryover limit in any calendar year shall be determined in accordance with Section 422 of the Code.

     8.13 Limitation on Awards of Options. Notwithstanding any other provision of this Plan, an Optionee shall not receive an Option covering more than 250,000 shares of Common Stock during any calendar year.

                                   ARTICLE IX

                                  ADJUSTMENTS

     9.1. In the event that at any time the Company shall enter into a transaction described in Section 425(a) of the Code, declare a stock dividend, stock split or otherwise enter into a transaction which in the sole judgment of the Committee requires action to adjust the terms of outstanding Options, the Committee may take such action to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event. To the extent that such action shall include an increase or decrease in the number of outstanding shares of Common Stock, the number of shares available under this Plan shall be proportionately increased or decreased. Any adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option. In the event of a Change of Control, notwithstanding any other provision of the Plan or set forth in an Option Agreement, including without limitation any installment provisions in such Option Agreement, the right of an Optionee to exercise his or her Option shall be accelerated to a right to exercise the Option in full, or with respect to any portion thereof in the sole discretion of the Optionee, beginning with the date immediately prior to the Change of Control and ending with the termination date that otherwise would be applicable under the terms of the Option if there had not been any Change of Control, and in any event without regard to any installment provisions under the terms of the Option.

     9.2. For purposes of Article IX, a "Change of Control" shall be deemed to have occurred if:

          (i) any Person, which shall mean a "person" as such term is used in Sections 13(d) and 24(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities; or

          (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors (other than in connection with a contested election) before the beginning of the period cease, for any reason, to constitute at least a majority thereof; or

          (iii) the stockholders of the Company approve (a) a plan of complete liquidation of the Company or (b) the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (iv)(a) or (iv)(b); or

          (iv) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (a) such a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting securities immediately after such merger or consolidation or (b) such a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute more than 50% of the directors of the surviving entity immediately after such merger or consolidation. For purposes of this subparagraph (iv), the term "surviving entity" shall mean only an entity in which all of the Company's stockholders immediately before such merger or consolidation become stockholders by

/X/  PLEASE MARK
     VOTE AS IN
     THIS EXAMPLE.

1.   Election of Class I directors
                                                                                                FOR    AGAINST    ABSTAIN
Nominees: Gale S. Fitzgerald, Paul W. Joy and             2. Proposal to amend the             /  /     /  /       /  /
          Randolph A. Marks                                  Company's 1991 Employee
                                                             Stock Option Plan to increase
                                                             the number of shares available
   FOR               WITHHELD                                under the Plan by 500,000
   ALL     /  /      FROM ALL   /  /                         including a provision for a
 NOMINEES            NOMINEES                                one-time grant of 5,000
                                                             stock options to new outside
                                                             members of the Board of
/  / ___________________________________________             Directors.
     For all nominees except as noted above
                                                           3. Said proxies are given discretionary authority to
                                                              vote and act upon such other matters as may come
                                                              before the meeting or any adjournment thereof.
                                                                   MARK HERE                    MARK HERE
                                                                  FOR ADDRESS                  IF YOU PLAN
                                                                  CHANGE AND     /  /           TO ATTEND  /  /
                                                                 NOTE AT LEFT                  THE MEETING

                                                              Please sign, date and return this proxy today. No postage is required. A business reply envelope is enclosed for your
                                                              convenience.
Please date and sign exactly as same appears hereon. Each
joint tenant must sign. When signing as attorney, executor,   Signature: _______________________________ Date _____________
trustee, etc., give full title. If signer is a corporation,
sign in full corporate name by authorized officer. If a       Signature: _______________________________ Date _____________
partnership, sign in partnership name by an authorized
person.




                      COMPUTER TASK GROUP, INCORPORATED

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P           The undersigned hereby appoints G. David Baer, George B. Beitzel, and Richard L. Crandall and each of them, as proxy or proxies, with
R power of substitution to vote all of the shares of Common Stock of of Computer Task Group, Incorporated (the "Company") which the
O undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's Headquarters,
X 800 Delaware Avenue, Buffalo, New York on Wednesday, April 26, 1995 at 10:00 a.m. or at any adjournment thereof.
Y
            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
        DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                                SEE REVERSE
                (MARK, SIGN AND DATE ON REVERSE SIDE)              SIDE